NON-COMPETITION AND NON-DISCLOSURE AGREEMENT



     THIS NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
("Agreement") is made this 21st day of October, 1996, by Valco
Inc., a Colorado corporation ("Valco") and Thomas E. Brubaker
("Brubaker"), in favor of Continental Materials Corporation, a Delaware corporation ("CMC").


                      Preliminary Recitals:

     WHEREAS, that certain Acquisition Agreement dated the date hereof (the "Acquisition Agreement") by Valco and CMC, provides for the acquisition by CMC of certain rights, properties, assets (including a partnership interest) owned or held by Valco;

     WHEREAS, that certain Fee Sand And Gravel Lease dated the date hereof (the "Lease") between Valco and CMC provides for the lease by Valco to CMC of certain property containing sand and gravel deposits in Pueblo County, Colorado;

     WHEREAS, Brubaker is presently President and a stockholder of Valco;

     NOW, THEREFORE, in consideration of CMC's agreements and covenants contained in the Acquisition Agreement and the Lease and to induce CMC to consummate the purchase and lease provided for in the Acquisition Agreement and the Lease, Valco and Brubaker hereby covenant and agree with CMC as follows:

1.  Preamble; Preliminary Recitals

     The preamble and preliminary recitals set forth above are by this reference incorporated in and made a part of this Agreement.

2.  Non-competition

     (a) Without the prior written consent of CMC (which may be withheld in CMC's sole discretion), for a period of ten (10) years from and after the date hereof, neither Valco nor Brubaker shall, directly or indirectly, whether as a stockholder, individual, partner, agent, representative, employee, employer, director, officer, principal, consultant, advisor, or independent contractor, or through any of the foregoing, or in any other relation or capacity whatsoever: (I) engage in the business relating to sand and gravel mining or sales of ready mix concrete, asphalt and construction aggregates, in Pueblo and/or El Paso Counties, Colorado; (ii) operate or own a concrete batch plant, aggregates operation or asphalt plant in Teller County, Colorado; or (iii) except to Valco's present customers and prospective customers in similar businesses, make any sales to any customers in Teller County, Colorado.


     (b) Without the prior written consent of CMC (which may be withheld in CMC's sole discretion), for a period of two (2) years from and after the date hereof, neither Valco nor Brubaker shall, directly or indirectly, whether as a stockholder, individual, partner, agent, representative, employee, employer, director, officer, principal, consultant, advisor, or independent contractor, or through any of the foregoing, or in any other relation or capacity whatsoever, solicit employment of any of Valco's current or former Pueblo area employees who are retained by CMC or any of its subsidiaries in connection with the Pueblo operations, or encourage any such employees to leave the employ of CMC or any of its subsidiaries.

3.  Non-disclosure

     (a) Except as provided in Subsection (b) below, each of Valco and Brubaker agrees that, for a period of ten (10) years from and after the date hereof, all information previously or hereafter disclosed to any of them by CMC in connection with the transactions contemplated by the Acquisition Agreement and Lease and information relating to Valco's (after the date hereof CMC's) Pueblo operations is confidential (collectively, "Confidential Information") and shall be held in strict confidence and not disclosed to any person or entity.

     (b) Valco and Brubaker shall have no requirement to keep information confidential, and no such information shall be considered Confidential Information, to the extent any of the following applies: (I) the information was within the public domain at the time it was first known or provided to Valco and Brubaker; (ii) the information was published or otherwise became part of the public domain after it was first known or provided to Valco and Brubaker through no fault of either of them or their respective directors, officers, agents employees or affiliates; or (iii) the information is required to be disclosed (x) by any federal or state law, rule or regulation, (y) by any applicable judgment, order or decree of any court, governmental agency or arbitrator having or purporting to have jurisdiction in the matter, or (z) pursuant to any subpoena or other discovery request in any litigation, arbitration or other proceeding; provided, however, that if any of Valco and Brubaker proposes to disclose the information in accordance with (x), (y) or (z), such party shall, to the extent feasible, first give CMC reasonable prior notice of the proposed disclosure of any such information to the application of such law, rule or regulation, or to appear before any court, governmental agency or arbitration order to contest the disclosure, as the case may be.

     (c) Valco may disclose, on a need to know basis, Confidential Information to directors, officers, employees, attorneys and accountants, subject to the last sentence of this paragraph (c). With CMC's prior written consent (which will not be unreasonably withheld), Valco and Brubaker may disclose, on a need to know basis, Confidential Information to consultants, advisors and institutional lenders, subject to the last sentence of this paragraph (c). Valco also may disclose, on a need to know basis, and subject to the last sentence of this paragraph
(c), to any bona fide acquirer (whether by purchase, exchange, merger or otherwise) of the stock, of substantially all of the assets of Valco, or of the interest of Valco under the Lease, the formula under the Lease for determining the Production Royalty Rate, the historical revenues received under the Lease, the total tonnage mined (on an aggregate and not product type basis) under the Lease and total remaining tons to be mined under the Lease, and with CMC's prior written consent (not


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to be unreasonably withheld), any other information concerning the Lease, but CMC may withhold such consent in its sole discretion as to such other information if in CMC's sole judgment a recipient of such other information is or could be expected to become a competitor of CMC in the Pueblo area. In the case of any permitted disclosure of Confidential Information under this paragraph (c), Valco and Brubaker shall inform such persons of the existence of this Agreement and take all reasonable steps to ensure that such persons comply with the provisions of this Agreement applicable to Valco and Brubaker.

4.  Enforcement; Damages; Construction

     (a) Valco's and Brubaker's obligations hereunder shall be joint and several as long as Brubaker controls Valco. If Brubaker no longer controls Valco, Valco's and Brubaker's obligation herein shall be several. Each of Valco and Brubaker recognizes that it would be impossible to measure in money all the damages which will accrue to CMC by reason of a failure to comply with the restrictions and perform the obligations under this Agreement. Each of Valco and Brubaker hereby acknowledges that CMC would lack an adequate remedy at law and CMC shall, in addition to and not in lieu of money damages, be entitled to specific performance and injunctive relief against Valco and Brubaker in an action or procedure to enforce the provisions hereof. Valco and Brubaker shall reimburse CMC for its expenses, including reasonable attorney's fees, incurred in connection with the enforcement of the provisions hereof relating to a breach of this Agreement by Valco or Brubaker.

     (b) No waiver or amendment to this Agreement shall be valid unless signed in writing by each of Valco, Brubaker and CMC. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed to be modified or restricted to the extent and in a manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

     (c) This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of each of Valco, Brubaker and CMC.

     (d) The captions used in this Agreement are for convenience only and shall not be construed to limit or define the scope or intent of any paragraph.

     (e) This Agreement has been executed and delivered in Colorado Springs, Colorado and the validity and interpretation hereof shall be governed in all respects by the laws of the State of Colorado.






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     IN WITNESS WHEREOF, each of Valco and Brubaker has executed this Agreement on the day and year first above written.


             VALCO INC.

             By: ___________________________
              Name:  Thomas E. Brubaker
             Title:  President


             THOMAS E. BRUBAKER

             By: ___________________________
                 Thomas E. Brubaker